Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CEREBRAS SYSTEMS INC.
Cerebras Systems Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.    The name of the Corporation is Cerebras Systems Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 6, 2016.
2.    This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
3.    The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, Cerebras Systems Inc. has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on this 15th day of May, 2026.
Cerebras Systems Inc., a Delaware corporation

By:	/s/ Andrew Feldman
Name:	Andrew Feldman
Title:	Chief Executive Officer

EXHIBIT A
ARTICLE I
The name of the corporation is Cerebras Systems Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, 19901, and the name of its registered agent at such address is Incorporating Services, Ltd.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
1.    Reclassification. Immediately upon the effectiveness of the filing of this Amended and Restated Certificate of Incorporation (this “Restated Certificate”) with the Secretary of State of the State of Delaware (such time, the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each share of the Corporation’s Class A Common Stock issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall be reclassified as, and become, one (1) share of Class B Common Stock, as such term is defined below (the “Reclassification”). The Reclassification shall occur automatically at the Effective Time without any further action by the holders of the shares affected thereby, and any certificates representing such shares shall from and after the Effective Time be deemed to represent shares of Class A Common Stock, without the need for surrender or exchange thereof. All share and per share amounts set forth in this Restated Certificate have been revised to reflect the Reclassification.
2.    Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 3,940,000,000 shares, consisting of 3,500,000,000 shares of Class A Common Stock, par value $0.00001 per share (“Class A Common Stock”), 240,000,000 shares of Class B Common Stock, par value $0.00001 per share (“Class B Common Stock”), 100,000,000 shares of Class N Common Stock, par value $0.00001 per share (“Class N Common Stock” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $0.00001 per share (“Preferred Stock”).
3.    The designations and the powers, privileges, and rights, and the qualifications, limitations, or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

B.    COMMON STOCK.
1.    Equal Status; General.     Except as otherwise provided herein or required by law, shares of Common Stock shall have the same rights, privileges, preferences, and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets, or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers, and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.    Voting. Except as otherwise provided herein or expressly required by law, each holder of Class A Common Stock shall have one (1) vote per share of Class A Common Stock held of record by such holder, each holder of Class B Common Stock shall have twenty (20) votes per share of Class B Common Stock held of record by such holder, and each holder of Class N Common Stock shall have no votes per share of Class N Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations, or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock, Class B Common Stock, or Class N Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the stockholders entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.    Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, shares of Common Stock shall be treated equally, identically, and ratably, on a per share basis, with respect to any dividends as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of Class N Common Stock shall be entitled to receive shares of Class N Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock, Class B Common Stock, and Class N Common

Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock, or Class N Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend per share of Class A Common Stock, Class B Common Stock, or Class N Common Stock (whether in the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) if such disparate dividend is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock and Class N Common Stock, each voting separately as a class.
4.    Subdivisions, Combinations, or Reclassifications. Shares of Class A Common Stock, Class B Common Stock, or Class N Common Stock may not be subdivided, combined, or reclassified unless the shares of the other classes are concurrently therewith proportionately subdivided, combined, or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the then-outstanding Class A Common Stock, Class B Common Stock, and Class N Common Stock on the record date for such subdivision, combination, or reclassification; provided, however, that shares of one such class may be subdivided, combined, or reclassified in a different or disproportionate manner if such subdivision, combination, or reclassification is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock, and Class N Common Stock, each voting separately as a class. Notwithstanding the foregoing, if the Corporation reclassifies or converts any shares of Class A Common Stock into a class or series of shares with superior dividend, liquidation, or other economic rights or privileges as compared to the Class B Common Stock or the Class N Common Stock, then the Class B Common Stock or the Class N Common Stock, respectively, shall also be reclassified or converted into the identical class or series of shares (adjusted as necessary to retain the Class N Common Stock non-voting status).
5.    Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
6.    Merger, Consolidation, or Other Transaction. In the case of any distribution or payment in respect of the shares of Common Stock, or any consideration into which such shares are converted, upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation of the Corporation with or into any other entity, such distribution, payment, or consideration that the holders of shares of Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Common Stock as a single class; provided, however, that shares of such classes may (but shall not be required to) receive, or have the right to elect to receive, different or disproportionate consideration in connection with such merger, consolidation, or other transaction if (i) the only difference in the per share consideration to the holders of the Class A Common Stock, Class B Common Stock, and Class N Common Stock is that (a) any securities distributed to the holder of, or issuable upon the conversion of, a share of Class B Common Stock have twenty (20) votes per share of Class B Common Stock and (b) any securities distributed to the holder of, or issuable upon the conversion of, a share of Class N Common Stock have no voting rights or power or (ii) such merger, consolidation, or other transaction is approved by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, Class B Common Stock, and Class N Common Stock, each voting separately as a class. In the event that the holders of shares of Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such merger, consolidation, or other transaction, then such consideration shall be deemed to have been made ratably on a per share basis among the holders of the Class A Common Stock, Class B Common Stock, and Class N Common Stock as a single class if the holders of all of such shares are granted identical election rights; provided that if the alternative forms of consideration include securities or securities issuable upon the conversion of Class A Common Stock, Class B Common Stock, and Class N Common Stock, any securities that a holder of Class B Common Stock may elect to receive may (but shall not be required to) have twenty (20) votes per share and any securities that a holder of Class N Common Stock may elect to receive may (but shall not be required to) have no voting rights or power.
7.    Conversion.
7.1.    Conversion of Class B Common Stock.
7.1.1    Certain Definitions. As used in this Article IV(A), Section 7.1, the following terms shall have the following meanings:
“Affiliate” means (i) with respect to any specified person that is an entity, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, managing member, officer, director, or manager of such person and any venture capital, private equity, investment advisor, or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management (or shares the same management, advisory company or investment advisor) with, such person, and (ii) with respect to any specified person who is a natural person or an entity held solely by a natural person or a trust created by a natural person, (a)(1) such natural person and (2) any spouse, registered domestic partner, lineal descendant (including any adopted lineal descendant), sibling, parent, grandparent, or any lineal descendants of any of the foregoing (including any adopted lineal descendant), and any of the foregoing relations by virtue of marriage or registered domestic partnership relationship (including step-relations) (each a “Family Member” and, more than one such Family Member, “Family Members”) and (b) any custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of (1) such natural person or any one or more Family Members of such natural person or (2) any trust or other entity contemplated by subsections 7.1.3(i)(ii) and (iii) below.

“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the registered holder of any shares of Class B Common Stock that are originally issued by this corporation after the Effective Time.
“Founder” shall mean each of Andrew Feldman, Sean Lie, Jean-Philippe Fricker, and Michael James, and “Founders” shall mean all of them.
“Incapacity” shall mean that such Founder is incapable of managing such Founder’s financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether a Founder has suffered an Incapacity, no Incapacity of such Founder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.
“Transfer” shall mean, with respect to a share of Class B Common Stock, any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition of such share, or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, after the Effective Time. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of this corporation at the request of the Board of Directors of this corporation in connection with actions to be taken at an annual or special meeting of stockholders; (b) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; (c) the fact that the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction; (d) the entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee where the holder entering into the plan retains Voting Control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer, so long as in each of the foregoing clauses (a), (b), (c), and (d) no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.
“Voting Control” shall mean, with respect to a share of Class B Common Stock, the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

7.1.2    Optional Conversion of Class B Common Stock. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.
7.1.3    Automatic Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Transfer (a “Mandatory Class B Conversion Event”), provided, however, that no such automatic conversion shall occur (1) in the case of a Transfer by a Class B Stockholder of shares of Class B Common Stock with the prior written approval of the Corporation or (2) in the case of a Transfer by a Class B Stockholder of any shares of Class B Common Stock to any of the persons or entities listed in clauses (i) through (vii) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for the benefit of such Class B Stockholder:
(i)    a Family Member of such Class B Stockholder so long as the Class B Stockholder has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock;
(ii)    a trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust; provided that such Transfer does not involve any payment of cash, securities, property, or other consideration to the Class B Stockholder (other than as a settlor or beneficiary of such trust) and, provided, further, that in the event such Class B Stockholder no longer has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Class A Common Stock;
(iii)    a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (or successor provision) and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event such Class B Stockholder no longer has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Class A Common Stock;
(iv)    an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (or successor provision), or a pension, profit sharing, stock bonus, or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code (or successor provision); provided that in each case such

Class B Stockholder has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held in such account, plan, or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan, or trust, each share of Class B Common Stock then held by such trust shall thereupon automatically convert into one fully paid and nonassessable share of Class A Common Stock;
(v)    a corporation, partnership, or limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, own shares, partnership interests, or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership, or limited liability company, as applicable, or otherwise have legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, or limited liability company; provided, however, that in the event the Class B Stockholder no longer owns sufficient shares, partnership interests, or membership interests, as applicable, or no longer have sufficient legally enforceable rights, to ensure the Class B Stockholder retains sole dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, or limited liability company, as applicable, each share of Class B Common Stock then held by such corporation, partnership, or limited liability company, as applicable, shall thereupon automatically convert into one fully paid and nonassessable share of Class A Common Stock;
(vi)    from (A) a Founder or such Founder’s Affiliates to (B) another Founder or such other Founder’s Affiliates so long as a Founder has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock; or
(vii)    an Affiliate of a Class B Stockholder, provided that the person or entity holding sole dispositive power and Voting Control with respect to the shares of Class B Common Stock being Transferred (the “Controlling Person”) retains, directly or indirectly, sole dispositive power and Voting Control with respect to the shares following such Transfer; provided, further, that in the event the Controlling Person no longer has sole dispositive power and Voting Control with respect to the shares of Class B Common Stock Transferred to such Affiliate, each such share of Class B Common Stock Transferred to such Affiliate shall thereupon automatically convert into one fully paid and nonassessable share of Class A Common Stock unless such transaction is otherwise approved by this corporation.
7.1.4    Automatic Conversion of Founder Shares. Each share of Class B Common Stock held of record by a Founder or by such Founder’s Permitted Transferees, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the earlier of (i) the death or Incapacity of such Founder or (ii) the date that is six (6) months following the date on which such Founder is no longer an employee or director of this corporation (unless such Founder has rejoined this corporation as an employee or a director during such six (6) month period) (each, a “Founder Conversion Date”).
7.1.5    Final Conversion of Class B Common Stock. On the Final Conversion Date (as defined below) each outstanding share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following such conversion, all shares of Class B Common Stock shall be automatically cancelled and retired and the reissuance of all shares of Class B Common Stock shall be prohibited. Following such retirement and cancellation, this corporation shall file a certificate of retirement with the Delaware Secretary of State, at which time all references to Class B Common Stock in this Restated Certificate of Incorporation shall be eliminated and the number of authorized shares of capital stock of this corporation and Class B Common Stock shall be reduced accordingly. “Final Conversion Date” means 5:00 p.m. in New York City, New York on the first day on or after the date that is six (6) months following the date on which no Founder is an employee or director of this corporation (unless a Founder has rejoined this corporation during such six (6) month period), provided that, if the Final Conversion Date would otherwise occur on a date on which the securities exchange on which this corporation’s shares are then principally listed or traded is not open for trading, the Final Conversion Date shall be deemed to occur on the first date on which such exchange is open for trading.
7.2.    Conversion of Class N Common Stock.
7.2.1    Certain Definitions. As used in this Article IV(A), Section 7.2, the following terms shall have the following meanings:
“Affiliate” means, with respect to any specified holder, any other holder who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified holder, including, without limitation, any general partner, officer, director, or manager of such holder and any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such holder.
“Transfer” of a share of Class N Common Stock shall mean any direct or indirect sale, exchange, redemption, assignment, distribution, gift, retirement, transfer, conveyance, or other disposition (whether or not for value and whether voluntarily, involuntarily, or by operation of law).
7.2.2    Automatic Conversion of Class N Common Stock upon Transfer. Each share of Class N Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Transfer, other than (i) to an Affiliate or (ii) if the holder provides written notice to the Corporation ten (10) business days prior to the transfer stating that the Transfer will not result in a conversion because the transferee elects to receive Class N Common Stock (a “Mandatory Class N Conversion Event”).
7.3.    Certificates. Each then-outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class B Conversion Event, Mandatory Class N Conversion Event, or the Final Conversion Date (any of the foregoing, a “Mandatory Conversion Event”), represented one or more shares of Class B Common Stock or Class N Common Stock subject to such applicable Mandatory Conversion Event shall, upon such Mandatory Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock or Class N Common Stock, as applicable, have been converted into shares of Class A Common Stock as a result of a Mandatory Conversion Event or an Optional Class B Conversion Event (any of the foregoing, a “Conversion Event”), and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock or Class N Common Stock, as applicable, if any (or, in the case of any lost, stolen, or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock or Class N Common Stock, as applicable, were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock or Class N Common Stock, as applicable, that is converted pursuant to Subsections 7.1 or 7.2 shall thereupon automatically be retired and shall not be available for reissuance.
7.4.    Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law, the rights and preferences of the Class B Common Stock or Class N Common Stock, or the other provisions of this Restated Certificate or the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”), relating to the conversion of the Class B Common Stock or Class N Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that a Transfer or other Conversion Event giving rise to a conversion of shares of Class B Common Stock or Class N Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation), the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock or Class N Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock or Class N Common Stock, to the extent not previously converted, shall be automatically, unless otherwise determined by the Corporation, converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation). In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation (or in book-entry as maintained by the transfer agent of the Corporation) shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

8.    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock and Class N Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class N Common Stock into shares of Class A Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class N Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purpose.
9.    Redemption. The Common Stock is not redeemable at the option of the holder thereof.
C.    PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges, and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II, and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following initial registration of the Corporation’s Class A Common Stock pursuant to the Exchange Act; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting of the stockholders following such registration. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to designate members of the Board of Directors already in office as Class I, Class II, and Class III.
B.    Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
C.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-third percent (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal, or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
E.    Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of this Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws, the adoption, amendment, or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six and two-third percent (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
G.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VI
A.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.    Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, or the President, and shall not be called by any other person or persons.
C.    Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE VII
No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal, or modification of this Article VII, or the adoption of any provision of the Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification, or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE VIII
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees, and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise.
ARTICLE IX
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit, or proceeding (“Proceeding”) brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL, this Restated Certificate, or the Bylaws (in each case, as may be amended from time to time), or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, to the extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to any Proceeding, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
If any provision or provisions of this Article IX shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby and (ii) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE X
A.    Notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed, or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-third percent (66 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X; provided, however, for so long as any shares of Class N Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of at least a majority of the then-outstanding shares of Class N Common Stock, voting as a separate class, in addition to any other vote required by law or this Restated Certificate: amend, alter, change, adopt, or repeal any provision of the Restated Certificate or the Bylaws in a manner that modifies the voting, conversion, or other powers, preferences, or other special rights or privileges, or restrictions of the Class N Common Stock.
B.    If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees, and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.